Exhibit 99.1

            SUSSER HOLDINGS REPORTS 4TH QUARTER, FULL YEAR RESULTS

      MERCHANDISE SALES UP 9.9% FOR THE QUARTER, 10.9% FOR THE FULL YEAR

    CORPUS CHRISTI, Texas, March 19 /PRNewswire-FirstCall/ -- Susser Holdings Corporation (Nasdaq: SUSS) today reported fourth quarter 2006 merchandise sales and total revenues of $88.7 million and $488.0 million, compared with merchandise sales and total revenues of $80.7 million and $509.1 million in the same quarter of 2005. The decline in total revenues for the quarter was primarily related to lower retail and wholesale fuel prices as compared to the fourth quarter of 2005. Adjusted EBITDA(1) for the fourth quarter was $5.9 million, versus $13.8 million reported and $11.1 million pro forma(2) in the prior year's fourth quarter. Adjusted EBITDA(1) for the fourth quarter of 2006 was negatively impacted by an $8.5 million decline in fuel gross profit and positively impacted by an 11.2 percent increase -- or $3.5 million -- in non-fuel gross profit, compared to the fourth quarter of 2005.

    On a reported basis -- which reflects the fact that Susser operated under its prior LLC structure for a portion of the fourth quarter before completing its initial public offering on October 24, 2006 -- the Company reported a pre-tax loss of $10.9 million in the quarter, compared with a pre-tax loss of $31.1 million in the fourth quarter of 2005. Reported net results in both periods were affected by non-recurring charges of $7.1 million in 2006 related to the redemption of $50 million of senior notes in November 2006 and $33.4 million in 2005 related to the Company's December 2005 recapitalization. After-tax net loss for the quarter was $10.9 million, or $(0.72) per diluted share. The Company's fourth quarter tax provision consists of a $9.7 million tax benefit, of which $7.4 million reflects the initial net tax benefit of its deferred tax positions upon conversion from a limited liability company to a taxable corporation on October 24, reduced by a $9.7 million tax valuation allowance.

    To show a more meaningful comparison of results under its new capital structure, Susser is providing pro forma results for 2005 and 2006 to reflect the impact of the October 2006 IPO as well as changes Susser made in its capital structure in December 2005. On a pro forma(2) basis, the Company reported an after-tax loss for the fourth quarter of 2006 of $1.8 million, or $(0.11) per diluted share, versus an after-tax loss of $10.2 million, or $(0.61) per diluted share, for the fourth quarter of 2005. Pro forma(2) revenues for both periods were the same as reported revenues.

    For the full year 2006, Susser reported that its merchandise sales increased by 10.9 percent to $365.3 million, and total revenues increased by 19.5 percent to $2.3 billion. Pro forma(2) adjusted EBITDA(1) increased by 6.9 percent to $45.2 million. On a reported basis, the Company had a pre-tax loss of $3.7 million in 2006, versus a pre-tax loss of $20.6 million in 2005. Reported net results in both periods were affected by the non-recurring charges described above. After-tax net loss for the year was $3.7 million, or $(0.35) per diluted share. Pro forma(2) net income for the year was $5.9 million, or $0.35 per diluted share, versus a net loss of $7.8 million, or $(0.47) per diluted share, a year ago.

    "We continued to see strong year-over-year growth in merchandise sales and merchandise gross margins during the fourth quarter, and we are especially pleased with the continued growth of our Laredo Taco Company restaurant business," said Sam L. Susser, Susser Holdings Chief Executive Officer.

    "As expected, fuel margins declined from the record high levels we saw in the third quarter of 2006, although we still achieved full year fuel margins that were slightly ahead of last year's and consistent with our long-term average," he said. "Wholesale volumes were also impacted somewhat by the sale in June 2006 of 25 unattended wholesale fueling stations.

    "Overall, we're very pleased with our fourth quarter and full year results, and we continue to expect strong operating performance in 2007. We expect EBITDA percentage growth in the mid teens range this year. With the December 2005 recapitalization, the October 2006 IPO, the re-branding to Stripes and the conversion to Valero now behind us, our management team looks forward to focusing its time and energy on growth initiatives going forward," Susser said.

    Recent Developments

    New C Stores/Wholesale Dealer Sites -- Susser continues to expand and upgrade its store locations. For the full year 2006, 16 new retail locations were opened, and nine small or lower-volume stores were closed, bringing the total store count at year-end to 325. Susser expects to open two additional stores in the first quarter of 2007 and currently has seven units under construction. An estimated 18 to 22 new retail stores are planned for all of 2007, and substantially all of these stores are expected to include a Laredo Taco Company restaurant. In its wholesale operations, the Company added 30 new dealer sites and discontinued nine, for a total of 367 dealer sites in operation at year-end. For the first quarter, it expects to add seven to eight new dealer sites, and 25 to 35 for all of 2007.

    C Store/Retail Fuel Re-branding -- The re-branding of Susser's convenience stores from Circle K to Susser's own proprietary Stripes brand name and its retail fuel supply brand switch from CITGO to Valero was completed during the first quarter.

    New Advertising Campaign -- Susser will continue its Stripes re-branding initiative with an advertising campaign that is rolling out this month in Corpus Christi, Laredo and the Rio Grande Valley. The campaign includes television, radio and billboard advertising promoting Stripes and Laredo Taco Company as the ideal spot for fresh, delicious food and refreshments when the urge hits.

    Exchange Offer -- The Company completed an exchange offer on January 24, 2007, for its $120 million 10-5/8% Senior Notes due 2013. The notes were exchanged for registered notes with identical terms in all material respects. The Company had previously redeemed $50 million of the notes with IPO proceeds on November 24, 2006.

    Fourth Quarter Financial Highlights

    Merchandise sales from Susser's retail convenience stores increased by 9.9 percent overall to $88.7 million and by 6.5 percent on a same-store basis during the fourth quarter of 2006, driven by strong growth in sales from Laredo Taco Company restaurant operations, along with beer, packaged beverage and snack sales. Merchandise margin was 32.2 percent -- up slightly from 31.8 percent versus the fourth quarter of 2005. Total merchandise gross profit increased 11.3 percent to $28.6 million.

    Retail convenience store fuel volumes increased 0.6 percent to 94.8 million gallons for the quarter, and average volumes sold per store for the quarter decreased 0.37 percent to 296,465 gallons. Retail gross margin was 9.2 cents per gallon, versus 14.8 cents per gallon in the fourth quarter of 2005 and 21.0 cents per gallon in the third quarter of 2006. Retail fuel gross profit declined by 37.5 percent to $8.7 million primarily due to the lower per-gallon margins.

    Wholesale fuel volumes sold to Susser's 367 dealer and other third-party customers declined 4.1 percent to 110.4 million gallons in the quarter, primarily reflecting the sale in June 2006 of 25 unattended fueling stations. Wholesale fuel gross margin was 4.5 cents per gallon, versus 7.2 cents per gallon a year ago, and gross profit decreased 40 percent to $5.0 million.

    Adjusted EBITDA(1) was $5.9 million, versus $13.8 million reported and $11.1 million pro forma(2) in the fourth quarter of 2005. Adjusted EBITDA(1) for the fourth quarter of 2006 was impacted primarily by lower fuel margins, along with $3.1 million of additional rent expense related to the December 2005 sale/leaseback transaction.

    Full-Year Highlights

    For the full year ended December 31, 2006, merchandise sales from Susser's retail convenience stores increased by 10.9 percent overall to $365.3 million and by 6.1 percent on a same-store basis, compared with 2005. Merchandise margin for the year was 32.6 percent, versus 32.3 percent in the prior year, and merchandise gross profit was $119.1 million, up 11.9 percent from 2005.

    Retail convenience store gasoline volumes increased 7.4 percent to 395.3 million gallons for the year, and average volumes sold per store increased 4.8 percent to 1.24 million gallons. Retail gross margin was 13.64 cents per gallon for the year, versus 13.57 cents per gallon in 2005. Retail fuel gross profit increased by 8 percent to $53.9 million. After credit card expenses, however, which increased by $3.4 million, or 0.72 cents per gallon, fuel margin per gallon was slightly lower than last year, but still consistent with the five-year average.

    Wholesale fuel volumes increased 2.1 percent to 451 million gallons for the year. Wholesale fuel gross margin was 5.55 cents per gallon, versus 5.50 cents per gallon for 2005, and fuel gross profit increased 3 percent to $25.0 million.

    Adjusted EBITDA(1) for the full year was $45.2 million, versus $54.4 million reported and $42.3 million pro forma(2) for the full year 2005. Pro forma(2) adjusted EBITDA(1) for 2006 was higher as a result of strong merchandise sales and margins, along with increased fuel volumes and margins.

                       Recap of Key Profitability Measures
                 (dollars in millions, except per share amounts)

                                                                            Full Year      Full Year
                                               Q4 2005        Q4 2006         2005           2006
                                            ------------   ------------   ------------   ------------
Adjusted EBITDA(1)                          $       13.8   $        5.9   $       54.4   $       45.2
Pro Forma(2) Adjusted EBITDA(1)             $       11.1   $        5.9   $       42.3   $       45.2
Pre-tax Net Income                          $      (31.1)  $      (10.9)  $      (20.6)  $       (3.7)
Pro Forma(2) Net Income                     $      (10.2)  $       (1.8)  $       (7.8)  $        5.9
Pro Forma(2) Diluted EPS                    $      (0.61)  $      (0.11)  $      (0.47)  $       0.35

    Guidance Update

    The Company is modifying its 2007 guidance range for retail per-store fuel volume growth and its wholesale fuel margins. Actual 3- and 12-month 2006 results and estimates for 2007 for key operating metrics are as follows:

                                           3 Months          12 Months         Estimates
                                             Ended             Ended              For
                                           12/31/06          12/31/06            2007
                                         -------------     -------------     -------------
Merchandise Same-Store Sales Growth          6.5 %             6.1 %            4-5%
Merchandise Margins                         32.2 %            32.6 %           31-33%
Retail Average Per-Store Gallons
 Growth                                     (3.7)%             4.8 %            2-6 %*
Retail Fuel Margins                          9.2 CPG          13.6 CPG        12-15 CPG
Wholesale Fuel Margins                       4.5 CPG           5.5 CPG       4.0-5.5 CPG**
New Retail Stores+                             8                16             18-22
New Wholesale Dealer Sites+                    4                30             25-35

+   Does not reflect store closures.
*   Updated from earlier range of 5% - 8% growth.
**  Updated from earlier range of 4.5 cents - 5.5 cents per gallon margin.

    Investor Conference Call and Webcast

    Susser's management team will hold a conference call on Monday, March 19, 2007, at 11 a.m. ET (10 a.m. CT) to discuss fourth quarter and full year results. To participate in the call, dial (303) 262-2125 at least 10 minutes before the call begins and ask for the Susser conference call. A replay will be available approximately two hours after the call ends and will be accessible through March 26. To access the replay, dial (303) 590-3000 and enter the pass code 11086483#.

    The conference call will also be accessible via Susser's Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser's Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available on the Web shortly after the call.

(1) Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" at the end of this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

(2) Pro forma numbers are adjusted to show results as if the 2006 IPO as well as the December 2005 recapitalization, sale/leaseback transaction and senior notes issuance had occurred on Jan. 1, 2005. The pro forma numbers do not adjust for a non-recurring $17.3 million compensation charge related to the December 2005 recapitalization. See the Pro Forma Condensed Consolidated Statements of Operations in this earnings release. These transactions are also more fully described in Footnote 3 of the Company's 2006 third quarter Form 10-Q and in the Company's registration statement on Form S-1.

    About Susser Holdings Corporation

    Corpus Christi, Texas-based Susser Holdings Corporation is a third generation family led business that operates 325 convenience stores in Texas and Oklahoma under the Stripes banner and supplies branded motor fuel to 367 independent dealers through its wholesale fuel division. Susser owns and operates 146 Laredo Taco Company restaurants inside the Stripes convenience stores that feature authentic "made from scratch" Mexican food.

    Forward-Looking Statements

    This news release contains "forward-looking statements" describing Susser's objectives, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings, costs of our store re-branding initiatives, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's registration statement on Form S-1 (File No. 333-134033), as amended. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

                           Susser Holdings Corporation
                      Consolidated Statements of Operations
                                   (unaudited)

                                          Three Months Ended                    Year Ended
                                    -------------------------------   -------------------------------
                                     Jan. 1, 2006    Dec. 31, 2006     Jan. 1, 2006    Dec. 31, 2006
                                    --------------   --------------   --------------   --------------
                                                             (in thousands)
Revenues:
  Merchandise sales                 $       80,720   $       88,690   $      329,530   $      365,343
  Motor fuel sales                         422,857          393,104        1,545,200        1,876,641
  Other income                               5,508            6,169           21,534           23,552
                                    --------------   --------------   --------------   --------------
Total revenues                             509,085          487,963        1,896,264        2,265,536

Cost of sales:
  Merchandise                               55,053           60,121          223,080          246,251
  Motor fuel                               400,639          379,415        1,470,992        1,797,709
  Other                                        235              327              617              798
                                    --------------   --------------   --------------   --------------
Total cost of sales                        455,927          439,863        1,694,689        2,044,758
                                    --------------   --------------   --------------   --------------
Gross profit                                53,158           48,100          201,575          220,778

Operating expenses:
  Personnel                                 15,736           17,542           62,237           69,288
  General and administrative                22,080            4,842           36,610           19,377
  Operating                                 15,093           13,540           53,602           61,953
  Rent                                       2,919            6,043            9,739           22,694
  Royalties                                    829              727            3,396            3,574
  Loss (gain) on disposal of
   assets and impairment charge               (212)             277             (641)               -
  Depreciation, amortization,
   and accretion                            10,501            7,699           30,205           25,371
                                    --------------   --------------   --------------   --------------
Total operating expenses                    66,946           50,670          195,148          202,257
                                    --------------   --------------   --------------   --------------

Income (loss) from
 operations                                (13,788)          (2,570)           6,427           18,521

Other income (expense):
  Net interest expense                      (7,338)          (8,522)         (18,135)         (22,610)
  Other miscellaneous                      (10,007)             235           (8,858)             452
                                    --------------   --------------   --------------   --------------
Total other income
 (expense)                                 (17,345)          (8,287)         (26,993)         (22,158)

Minority interest in income
 of consolidated
 subsidiaries                                  (16)             (14)             (76)             (61)
                                    --------------   --------------   --------------   --------------
Income (loss) before income
 taxes                                     (31,149)         (10,871)         (20,642)          (3,698)
                                    ==============   ==============   ==============   ==============
Income tax expense                               -              (48)               -              (48)
Net income (loss)                   $      (31,149)  $      (10,919)  $      (20,642)  $       (3,746)
                                    ==============   ==============   ==============   ==============
Earnings per common share:
  Basic                                        (a)   $        (0.72)             (a)   $        (0.35)
  Diluted                                      (a)   $        (0.72)             (a)   $        (0.35)

Weighted average shares
 outstanding:
  Basic                                                  15,226,833                        10,729,511
  Diluted                                                15,226,833                        10,729,511

(a) Due to the significantly different capital structure prior to December 21, 2005, comparative EPS data prior to 2006 is not meaningful.

                           SUSSER HOLDINGS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                                                      Jan. 1,       Dec. 31,
                                                       2006           2006
                                                   ------------   ------------
                                                         (in thousands)
Assets
Current assets:
  Cash and cash equivalents                        $      4,116   $     32,938
  Accounts receivable, net of allowance
   for doubtful accounts of $0 at
   January 1, 2006, and $1,231 at
   December 31, 2006                                     44,173         44,084
  Inventories, net                                       37,278         37,296
  Assets held for sale                                    5,439            518
  Other current assets                                    3,126          1,884
                                                   ------------   ------------
Total current assets                                     94,132        116,720

Property and equipment, net                             224,226        232,454

Other assets:
  Goodwill                                                    -         44,762
  Intangible assets, net                                 38,211         17,492
  Other noncurrent assets                                 4,565         10,899
                                                   ------------   ------------
Total other assets                                       42,776         73,153
                                                   ------------   ------------
Total assets                                       $    361,134   $    422,327
                                                   ============   ============

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                 $     56,632   $     71,680
  Accrued expenses and other current
   liabilities                                           33,910         33,869
                                                   ------------   ------------
Total current liabilities                                90,542        105,549

Long-term debt                                          170,000        120,000
Revolving line of credit                                  6,220             --
Deferred gain, long-term portion                         28,417         27,060
Other noncurrent liabilities                              7,796          7,918
                                                   ------------   ------------
Total long-term liabilities                             212,433        154,978

Minority interests in consolidated subsidiaries             578            630

Commitments and contingencies

Members' interests and shareholders' equity:
  Common units (Stripes), no par value,
   15,914,639 units authorized,
   12,849,660 issued and outstanding as of
   January 1, 2006; 0 units
   outstanding as of December 31, 2006                        -              -
  Common stock (Company), $.01 par value, 0
   shares outstanding as of January 1, 2006;
   125,000,000 shares authorized, 16,824,162
   issued and outstanding as of
   December 31, 2006                                          -            168
  Additional paid-in capital                             59,231        166,398
  Retained earnings (deficit)                            (1,650)        (5,396)
                                                   ------------   ------------

Total members' interests and shareholders'
 equity                                                  57,581        161,170
                                                   ------------   ------------
Total liabilities and shareholders' equity         $    361,134   $    422,327
                                                   ============   ============

    Reconciliations of Non-GAAP Measures to GAAP Measures

    We define EBITDA as net income before interest expense, net, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant transaction expenses associated with the December 2005 transactions and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR (along with our royalty expenses, marketing expenses, management fees and other items) are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

    We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

    -- they are used as a performance and liquidity measure under our subsidiaries' revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

    -- securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

    -- they facilitate management's ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

    -- they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

    -- they are used by our board of directors and management for determining certain management compensation targets and thresholds.

    EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

    -- they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- they do not reflect changes in, or cash requirements for, working capital;

    -- they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

    -- they do not reflect payments made or future requirements for income taxes;

    -- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

    -- because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

    The following table presents a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                           Three Months Ended                  Year Ended
                                      ----------------------------    ----------------------------
                                         Jan. 1,        Dec. 31,         Jan. 1,         Dec. 31,
                                          2006            2006            2006            2006
                                      ------------    ------------    ------------    ------------
                                                             (in thousands)
Net income                            $    (31,149)   $    (10,919)   $    (20,642)   $     (3,746)
  Depreciation, amortization,
  and accretion                             10,501           7,699          30,205          25,371
  Net interest expense                       7,338           8,522          18,135          22,610
  Income tax                                     -              48               -              48
                                      ------------    ------------    ------------    ------------
EBITDA                                $    (13,310)   $      5,350    $     27,698    $     44,283
Non-cash stock-based
compensation                                     -             463           1,188             803
Management fee                                   -              44               -             591
Loss (gain) on disposal of
assets                                        (212)            277            (641)              -
Other miscellaneous(a)                      27,314            (235)         26,164            (452)
                                      ------------    ------------    ------------    ------------
Adjusted EBITDA                       $     13,792    $      5,899    $     54,409    $     45,225
                                      ------------    ------------    ------------    ------------
Rent expense                                 2,919           6,043           9,739          22,694
                                      ------------    ------------    ------------    ------------
Adjusted EBITDAR                      $     16,711    $     11,942    $     64,148    $     67,919
                                      ============    ============    ============    ============

(a) Other miscellaneous changes represent income from a non-consolidated joint venture and other non-operating income. For the three months and year ended January 1, 2006, includes $17.3 million compensation charge recognized in connection with redemption of options related to the December 2005 recapitalization.

    The following table presents a reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and adjusted EBITDAR:

                                               Year Ended
                                      ----------------------------
                                       January 1,     December 31,
                                         2006             2006
                                      ------------    ------------
                                             (in thousands)
Net cash provided by operating
 activities                           $     29,079    $     25,613
  Changes in operating assets &
  liabilities                               (1,363)         (2,804)
  Gain on disposal of assets                   641               -
  Stock-based compensation expense         (18,495)           (803)
  Minority interest                            (76)            (51)
  Fair market value in nonqualifying
   derivatives                                (223)           (330)
  Income tax                                     -              48
  Interest expense, net                     18,135          22,610
                                      ------------    ------------
EBITDA                                $     27,698    $     44,283
  Non-cash stock-based compensation          1,188             803
  Management fee                                 -             591
  Gain on disposal of assets                  (641)              -
  Other miscellaneous                       26,164            (452)
                                      ------------    ------------
Adjusted EBITDA                       $     54,409    $     45,225
                                      ============    ============
Rent expense                                 9,739          22,694
                                      ------------    ------------
Adjusted EBITDAR                      $     64,148    $     67,919
                                      ============    ============

                           Susser Holdings Corporation
            Pro Forma Condensed Consolidated Statements of Operations
                                   (unaudited)

                                           Three Months Ended                  Year Ended
                                      ----------------------------    ----------------------------
                                         Jan. 1,        Dec. 31,         Jan. 1,         Dec. 31,
                                          2006            2006            2006            2006
                                      ------------    ------------    ------------    ------------
                                                             (in thousands)
Total revenues                        $    509,085    $    487,963    $  1,896,264    $  2,265,536
Total cost of sales                        455,927         439,863       1,694,689       2,044,758
                                      ------------    ------------    ------------    ------------
Gross profit                                53,158          48,100         201,575         220,778
Operating expenses:
  Personnel                                 15,736          17,542          62,237          69,288
  General and
  administrative (a)                        21,838           4,798          35,592          18,786
  Operating                                 15,093          13,540          53,602          61,953
  Rent (b)                                   5,890           6,043          22,853          22,694
  Royalties (j)                                829             727           3,396           3,574
  Loss (gain) on disposal of
  assets and impairment charge                (212)            277            (641)              -
  Depreciation, amortization,
   and accretion (c) (f)                     6,549           5,895          24,557          23,380
                                      ------------    ------------    ------------    ------------
Total operating expenses                    65,723          48,822         201,596         199,675
                                      ------------    ------------    ------------    ------------
Income (loss) from
 operations                                (12,565)           (722)            (21)         21,103
Interest expense (d) (g)                    (2,976)         (2,191)        (12,930)        (12,295)
Minority interests and
 other miscellaneous (e)                      (185)            221             904             391
                                      ------------    ------------    ------------    ------------
Income (loss) before income
 taxes                                     (15,726)         (2,692)        (12,047)          9,199
Income tax benefit
(expense) (h)                                5,504             894           4,216          (3,268)
                                      ------------    ------------    ------------    ------------
Pro forma net income (loss)           $    (10,222)   $     (1,798)   $     (7,831)   $      5,931
                                      ============    ============    ============    ============

Earnings per common share:(i)
  Basic                               $      (0.61)   $      (0.11)   $      (0.47)   $       0.36
  Diluted                             $      (0.61)   $      (0.11)   $      (0.47)   $       0.35

Weighted average shares
 outstanding:
  Basic                                 16,705,404      16,705,404      16,705,404      16,705,404
  Diluted                               16,705,404      16,705,404      16,705,404      16,771,155


    The pro forma adjustments for fiscal 2005 included above related to the December 2005 recapitalization are as follows:

(a) Reduction to general and administrative expenses of $1.0 million to reflect the termination of certain consulting agreements. Note that $17.3 million of compensation expense recognized in connection with redemption of options related to the 2005 Transaction has not been eliminated.

(b) Increase to rent expense of $13.1 million, which includes $13.2 million incremental cash rent, plus $1.4 million noncash straight-line rent expense, less $1.5 million amortization of deferred gain on the sale leaseback transaction.

(c) Reduction to depreciation and amortization expense of $4.9 million to reflect the properties sold in the sale leaseback, plus an increase of $2.3 million related to the step-up in basis resulting from the purchase price allocation, the elimination of $3.8 million amortization expense related to debt repaid, including write-off of unamortized loan costs, and additional $1.0 million amortization expense related to new senior notes.

(d) Increase to interest expense of $17.5 million related to the new senior notes, decreased by $17.4 million interest expense related to the debt repaid, including prepayment penalties.

(e) Elimination of $9.8 million for advisory, accounting, legal and other non-recurring transaction-related expenses.

    The pro forma adjustments for fiscal 2005 and 2006 included above related to the IPO are as follows:

(f) Elimination of $0.2 million amortization expense related to the redemption of $50.0 million of senior notes with proceeds from the IPO. For 2006, also eliminates $1.8 million write-off of unamortized loan costs.

(g) Elimination of $5.3 million interest expense related to the redemption of $50.0 million of senior notes with proceeds from the IPO. For 2006, also eliminates the $5.3 million prepayment penalty.

(h) Recording of an income tax provision at an effective rate of 35%.

(i) Reflecting earnings per share as if the corporate formation and IPO occurred at the beginning of the fiscal year, and reflecting the pro forma adjustments noted above. Dilutive shares were calculated using the treasury stock method and assuming an average stock price from October 19, 2006 to December 29, 2006 of $18.78.

(j) No adjustment has been made to royalty expense, which terminates during the first quarter of 2007 as the conversion from Circle K to Stripes is completed.

    The following table presents a reconciliation of pro forma net income to pro forma EBITDA, pro forma adjusted EBITDA and pro forma adjusted EBITDAR:

                                           Three Months Ended                  Year Ended
                                      ----------------------------    ----------------------------
                                         Jan. 1,        Dec. 31,         Jan. 1,         Dec. 31,
                                          2006            2006            2006            2006
                                      ------------    ------------    ------------    ------------
                                                             (in thousands)
Pro forma net income                  $    (10,222)   $     (1,798)   $     (7,831)   $      5,931
Depreciation, amortization,
 and accretion                               6,549           5,895          24,557          23,380
Net interest expense                         2,976           2,191          12,930          12,295
Income tax                                  (5,504)           (894)         (4,216)          3,268
                                      ------------    ------------    ------------    ------------
Pro forma EBITDA                      $     (6,201)   $      5,394    $     25,440    $     44,874
Non-cash stock-based
 compensation                                    -             463           1,188             803
Loss (gain) on disposal of
 assets                                       (212)            277            (641)              -
Other miscellaneous(a)                      17,476            (235)         16,327            (452)
                                      ------------    ------------    ------------    ------------
Pro forma adjusted EBITDA             $     11,063    $      5,899    $     42,314    $     45,225
                                      ------------    ------------    ------------    ------------
Rent expense                                 5,890           6,043          22,853          22,694
                                      ------------    ------------    ------------    ------------
Pro forma adjusted EBITDAR            $     16,953    $     11,942    $     65,167    $     67,919
                                      ============    ============    ============    ============

(a) Other miscellaneous changes represent income from a non-consolidated joint venture and other non-operating income. For the three months and year ended January 1, 2006, includes $17.3 million compensation charge for redemption of management options related to the December 2005 recapitalization that is not eliminated in the pro forma adjustments.

Contacts:  Susser Holdings Corporation
           Mary Sullivan, Chief Financial Officer
           (361) 693-3743

           DRG&E
           Ken Dennard, Managing Partner
           (713) 529-6600
           Anne Vincent, Senior Vice President
           (210) 408-6321

SUSS-IR

SOURCE  Susser Holdings Corporation
    -0-                             03/19/2007
    /CONTACT: Mary Sullivan, Chief Financial Officer of Susser Holdings Corporation, +1-361-693-3743; or Ken Dennard, Managing Partner,
+1-713-529-6600, or Anne Vincent, Senior Vice President, +1-210-408-6321, both of DRG&E for Susser Holdings Corporation /
    /Web site: http://www.susser.com /
    (SUSS)